Exhibit 10.2

HOME PROPERTIES, INC.
HOME PROPERTIES, L.P.
AMENDED AND RESTATED EXECUTIVE RETENTION PLAN

This Amended and Restated Executive Retention Plan (the “Plan”) is adopted by Home Properties, Inc. (the “Company”), a Maryland corporation organized and operated as a real estate investment trust (“REIT”), and Home Properties, L.P. (the “Operating Partnership”), a New York limited partnership, as of the 12th day of February, 2011.  The Company, the Operating Partnership and any subsidiary entities controlled by the Company or the Operating Partnership are collectively referred to herein as the “Company.”  This Plan supersedes the Executive Retention Plan adopted by the Company and the Operating Partnership as of February 2, 1999 as such Plan was amended.

1.           PURPOSES OF THE PLAN.  The Board of Directors (the “Board”) of the Company, has determined that it continues to be in the best interests of the Company and its shareholders and the Operating Partnership and its partners to assure that certain of the Company’s officers and employees (the “Participants”) will be able to carry out their functions in the best interests of the shareholders of the Company and the partners of the Operating Partnership not distracted by the ongoing consolidation in the REIT industry and notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board continues to believe that it is in the best interests to diminish the inevitable distraction of the Participants because of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Participants’ full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Participants with compensation and benefits arrangements upon a Change of Control which ensure that (a) such attention and dedication are likely through protecting the compensation and benefits expectations of the Participants, and (b) such arrangements are competitive with those of other entities in the REIT industry.

2.           CERTAIN DEFINITIONS.

“Base Salary” means the Participant’s wage or salary base for federal income tax purposes on the Termination Date without regard to annual or special bonuses or compensation income resulting from employee benefit plans of the Company (e.g., stock grants, options, excess life insurance).

“Bonus” means an annual bonus in cash under the Bonus Plan, or any comparable bonus under any predecessor or successor plan or program.

“Bonus Plan” means the Company’s incentive compensation or bonus plan or program and any successor or replacement plan or program providing for periodic cash bonuses based on various categories or pay grades and related individual and Company performance criteria.

“Cause” means: (i) the willful and continued failure of a Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from the incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to a Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or (iii) in lieu of clauses (i) and (ii) such other definition of “cause” or comparable concept set forth in any separate agreement of employment between the Participant and the Company.  For purposes of this provision, no act or failure to act, on the part of Participant, shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

 “Change of Control” means:

(i) The acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either:  (y) the then-outstanding shares of common stock of the Company or interests in the Operating Partnership (either such stock or interests the “Outstanding Company Equity”), or (z) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation or the Operating Partnership, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person controlled by the Company, or (D) the acquisition by any Person pursuant to a transaction which complies with clauses (y) and (z) below; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date this Plan is adopted whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, provided, however, any individual whose initial assumption of office occurs as a result of an acquisition of any equity interest in the Company or an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board shall not be deemed a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless: (y) following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Equity and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock or other equity and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Equity and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock or other equity of the entity or similar voting control of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or (z) prior to such Business Combination, the Incumbent Board determines in good faith and in the reasonable exercise of its discretion, by the affirmative vote of at least two-thirds of its members, that the Business Combination is not a transaction which was intended to be a “Change of Control” for purposes of this Plan; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or by the partners of the Operating Partnership, provided that such liquidation or dissolution is not abandoned by the Board.

“Corporate Staff” means the officers of the Company and other regular full-time Central or Regional employees as defined in the Company’s Employee Handbook, who qualify for a bonus under the Bonus Plan at or above a threshold specified from time to time by the Committee.

“Effective Date” means the first date on which a Change of Control occurs, provided, however, if a Change of Control occurs and if a Participant’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment:  (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Plan, the “Effective Date” as to such Participant means the date immediately prior to the date of such termination of employment.

“Employee Benefit Plans” any employee benefit plan in which the Participants participate other than Welfare Benefit Plans.

“Equity Award Agreement” means any award agreement or certificate issued to a Participant in connection with any equity-based award.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and, where applicable, the rules and regulations promulgated thereunder and judicial interpretations thereof.

“Excise Tax” means the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor or similar provision.

“Good Reason” means:  (i) a material reduction, without the Participant’s written consent, of the Participant’s duties, responsibilities, and authority from the Participant’s duties, responsibilities, and authority as in effect immediately prior to the Change in Control; (ii) the Company’s requiring Participant to be based at any office or location more than 30 miles from the location at which the Participant was principally employed prior to the Change in Control; (iii) a material reduction by the Company of the Participant’s base compensation or incentive compensation opportunity; or (iv) any failure by the Company to require any successor to the Company to expressly assume and agree to perform this Plan as provided in Section 8(c) of this Plan.  In no event will a Participant have a Good Reason to resign if the Participant resigns more than one year following the initial existence of the Good Reason condition.

“Notice of Termination” means a written notice which: (i) indicates the specific basis on which the Participant’s employment is being terminated, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated, and (iii)  specifies the Termination Date.

“Other Senior Staff” means all regular full-time Central and Regional employees as defined by the Company’s Employee Handbook, other than the Corporate Staff.

“Participant” means any of the Corporate Staff or Other Senior Staff.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other authoritative guidance issued thereunder.

“Termination Date” means (i) if a Participant’s employment is terminated by the Company for Cause, or by a Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if a Participant’s employment is terminated by the Company other than for Cause, the Termination Date shall be the date on which the Company notifies Participant of such termination.

“Welfare Benefit Plan” means welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs).

3.           TERMINATION OF EMPLOYMENT; OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)           Members of Corporate Staff.  In the event the employment of a member of Corporate Staff is terminated on or after the Effective Date and during the two-year period following such Effective Date by the Company without Cause or by the Corporate Staff member for Good Reason, the Company shall pay to the Corporate Staff member in a lump sum in cash within 30 days after the Termination Date the aggregate of the following amounts: (i) the Corporate Staff member’s Base Salary through the Termination Date to the extent not theretofore paid, (ii) all other amounts earned, accrued or deferred under the Bonus Plan, (iii) two times the Corporate Staff member’s Base Salary; and (iv) an amount equal to two times the greater of (y) the Corporate Staff member’s target Bonus for services rendered in the year in which the Termination Date occurs; or (z) the average Bonus paid to the Corporate Staff member for services rendered in each of the three years prior to the year in which the Termination Date occurs.  In the event that the vesting of equity-based awards as described in Section 4 below, together with all other payments and the value of any benefit received or to be received by the Corporate Staff member would result in all or a portion of such payment being subject to Excise Tax, then the Corporate Staff member’s payment shall be either:  (a) the full payment; or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, incomes taxes, and the Excise Tax, results in the receipt by the Corporate Staff member, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.  All determinations required to be made under this Section shall be made by a nationally recognized accounting firm or such other consultant expert in such calculations as the Company may select immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”).  The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Corporate Staff member.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(b)           Other Senior Staff.  In the event the employment of an Other Senior Staff member is terminated on or after the Effective Date and during the two-year period following such Effective Date by the Company without Cause or by the Other Senior Staff member for Good Reason, the Company shall pay to the  Other Senior Staff member in a lump sum in cash within 30 days after the Termination Date the aggregate of the following amounts: (i) the Other Senior Staff member’s Base Salary through the Termination Date to the extent not theretofore paid, (ii) all other amounts earned, accrued or deferred under the Bonus Plan, and (iii) an amount equal to one month’s Base Salary for each year such member of Other Senior Staff was employed by the Company (or a predecessor entity for which such Other Senior Staff member is given service credit for purposes of one or more of the Employee Benefit Plans), with a minimum of two month’s Base Salary and a maximum of twenty-four month’s Base Salary.

4.           EFFECT OF TERMINATION ON EQUITY GRANTS.  In the event of a termination of a Participant’s employment as described in Section 3 above, the Company shall take whatever action is necessary (i) to cause the Participant to become fully vested as of the date immediately before the Termination Date in all time-based stock options, restricted stock grants, and all other equity-based awards; and (ii) to be entitled (A) to exercise and continue to exercise all stock options and all other equity-based awards having an exercise schedule and (B) to retain such grants and awards, but in each case under clauses (A) and (B) such right to exercise and retain shall last only for so long as, and shall apply only to the same extent as, if such options, grants and awards had vested prior to termination of employment and their treatment following such termination were determined in accordance with the terms of the applicable Equity Award Agreement and the incentive plan governing such agreement.

An Equity Award Agreement issued to a Participant may contain language regarding the effect of a termination of the Participant’s employment under certain circumstances.  Notwithstanding such language in the Equity Award Agreement, for so long as this Plan is in effect, the Company will be obligated, if the terms of this Plan are more favorable in this regard than the terms of the Equity Award Agreement, to take the actions required above in this Section 4 hereof upon the happening of the termination of a Participant’s employment as described in Section 3 above.

Notwithstanding the foregoing provisions of this Section 4, if an option is intended to be an Incentive Stock Option, in no event may the time for exercise be later than three (3) months after the Participant’s Termination Date.  Any performance-based equity awards that have not been earned but may be earned based on the achievement of certain performance criteria shall vest at the greater of:  (i) the target amount of the awards (if applicable); or (ii) a pro-rata amount based on the performance from the commencement of the performance period through the Termination Date and shall be deemed earned, issued and vested as of the Termination Date.

5.           NON-EXCLUSIVITY OF RIGHTS. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which such Participant may qualify, nor shall anything herein limit or otherwise affect such rights as Participant may have under any contract or plan with the Company.  Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan.

6.           NO EMPLOYMENT RIGHTS.  Each Participant and the Company acknowledge that, except as may otherwise be provided under any other written agreement between such Participant and the Company, the employment of each Participant by the Company is “at will” and each Participant’s employment may be terminated by either the Participant or the Company at any time, subject in each case to any rights which the Participant may have to compensation after the Effective Date.

7.           NO MITIGATION.  The Company’s obligation to make the payments under this Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others.  In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

8.           SUCCESSORS AND ASSIGNS.

(a)  This Plan is personal to each Participant covered by the Plan and without the prior written consent of the Company shall not be assignable by any Participant, directly or indirectly or by operation of law, otherwise than by will or the laws of descent and distribution. The interests of each Participant under this Plan are not subject to the claims of any creditors of such Participant and may not be involuntarily assigned, alienated or encumbered.  Any purported assignment in violation of this Plan shall be null and void.  This Plan shall inure to the benefit of and be enforceable by Participant’s legal representatives.

(b)  This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.           MISCELLANEOUS.

(a)           This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(b)           The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which any Participant may reasonably incur as a result of any contest by the Company, the Participants or others of the validity or enforceability of, or liability under, any provision of this Plan, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code whether or not the Participant is successful in asserting such Participant’s rights in such contest; provided, however, that the Company shall not be obligated to make any such reimbursement, and shall be entitled to repayment of any of Participant’s legal fees or expenses previously advanced (i) if the Participant is unsuccessful, and (ii) if independent counsel mutually acceptable to the Company and the Participant determines that the assertion by such Participant of such contested rights under the Plan was in bad faith or frivolous.  Payments for legal fees and expenses shall be made by the Company within ten business days after delivery of the Participant’s written request for such payment accompanied by detailed evidence of such fees and expenses, provided that the Participant shall have submitted such written request for reimbursement at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

(c)           The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Plan, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

(d)           The Company may withhold from any amounts payable under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           Any Participant’s or the Company’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right of such Participant or the Company may have hereunder, including, without limitation, the right of Participants to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

(f)           This Plan shall be deemed to constitute a contract between the Company and each Participant who serves as such at any time while this Plan is in effect.  No repeal or amendment of this Plan, insofar as it reduces the extent of the benefits due any Participant, shall, without such Participant’s express prior written consent be effective as to such Participant with respect to any Effective Date occurring or allegedly occurring prior to such repeal or amendment.

(g)           Section 409A.  The timing of all payments and benefits under this Plan shall be made consistently with the requirements of Section 409A.  Therefore, notwithstanding any provision in the Plan to the contrary, in the event that a Participant is a “specified employee” (as defined in Section 409A), any benefit or amount described in the Plan shall be delayed until the date which is the first day of the seventh month after the date of such Participant’s termination of employment (or, if earlier, the date of such Participant’s death), if paying such amount or benefit prior to that date would violate Section 409A.  To the extent that payments under this Plan are subject to Section 409A, this Plan shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent.  If any provisions of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.